EXHIBIT 99.1

News Release

Contact:	Yageo Corporation:	KEMET Corporation: Richard Vatinelle
	Andy Sung	Gregory C. Thompson
	Spokesman and	Executive Vice President and
	Investor Relations Manager	Chief Financial Officer
	Andy.Sung@yageo.com	GregThompson@KEMET.com

YAGEO TO ACQUIRE KEMET FOR US$27.20 PER SHARE IN CASH

Strengthens Position as a Leading Global Manufacturer of Passive Electronic Components

Adds Global Operational Scale Across North America, Europe and Asia

Enhances Presence in Attractive, High-Growth Segments and Applications

Creates Best-in-Class Manufacturing and R&D Operations to Deliver Superior Service and Continued Innovation to Customers

NEW TAIPEI CITY, TAIWAN, and FORT LAUDERDALE, FL, November 11, 2019 - Yageo Corporation (TAIEX: 2327) (“Yageo”) and KEMET Corporation (“KEMET”) (NYSE: KEM) today announced that they have entered into a definitive agreement under which Yageo will acquire all of the outstanding shares of KEMET’s common stock for US$27.20 per share in an all-cash transaction valued at US $1.8 billion, including the assumption of net debt. The transaction has been approved by the Boards of Directors of both companies.

The purchase price represents a premium of 26% to KEMET’s volume weighted average price (“VWAP”) for the last 30 trading days and 37% to its VWAP for the last 90 trading days.

Established in 1919 and headquartered in Fort Lauderdale, Florida, KEMET is a leading global supplier of high-end electronic components with a global footprint that includes 23 manufacturing facilities and approximately 14,000 employees located in 22 countries in the Americas, Asia and Europe. KEMET’s main products include tantalum capacitors, ceramic capacitors, magnetic, sensors and actuators, and film and electrolytic capacitors. KEMET’s products serve a number of applications, such as advanced automotive electronics, industrial applications, aerospace, medical, as well as smartphones, cloud/networking equipment, wireless communications, alternative energy and 5G technology. Holding more than 1,600 patents and trademarks worldwide, KEMET has established a leading position for its products via its advanced R&D and technical staff and design-in capabilities.

Together with KEMET, Yageo will be well positioned as a one-stop provider of passive electronic components, including a leading portfolio of polymer, tantalum, ceramic, film and electrolytic capacitors, chip resistors, circuit protection as well as magnetics, sensors and actuators, all addressing a full range of end market segments. The combined company will have an enhanced global footprint and be better able to partner with long-standing, blue chip customers worldwide through a combined 42 manufacturing plants and 14 dedicated R&D centers.

Pierre Chen, Chairman and Chief Executive Officer of Yageo, said, “KEMET has remarkable technology innovation capabilities and a proven track record of integrating cross-border acquisitions. We have been following their success with great admiration and look forward to creating a new legacy for the combined company. KEMET gives us the extraordinary opportunity to combine our strengths to achieve synergies in product and technology offerings as well as geographic coverage. The integration will enhance our ability to serve customers in consumer electronics as well as in the high-end automotive, industrial, aerospace, telecom and medical sectors. I look forward to partnering with KEMET’s employees to drive future growth and deliver enhanced value for our shareholders and customers.”

KEMET Tower, One East Broward Boulevard, Fort Lauderdale, FL 33301USA

954.766.2800 www.kemet.com

Yageo To Acquire KEMET

November 11, 2019

William M. Lowe, Jr., Chief Executive Officer of KEMET, said, “We are pleased to reach this agreement with Yageo, which will deliver the certainty of immediate cash to our shareholders at a premium. After a thorough process, the KEMET Board of Directors determined that this transaction is in the best interests of KEMET shareholders, customers and employees, and is a testament to our team’s dedication to providing our customers with the broadest selection of passive component technologies and superior service in the industry. I am confident that the combination of these two companies will provide customers with an enhanced experience and our employees with greater opportunities worldwide and we look forward to completing this transaction and ensuring a seamless transition.”

Transaction Benefits

The combination of Yageo and KEMET will create an industry leader in the $28 to $32 billion passive components industry, with combined annual revenues of approximately US$ 3 billion1. Yageo and KEMET each have a proven track record of completing major cross-border acquisitions and believe this transaction will generate greater value for customers and shareholders of both companies.

The acquisition of KEMET will:

•	Expand Yageo’s product portfolio and enhance Yageo’s ability to serve as a one-stop product solution to customers serving a range of segments and mission-critical applications;
•	Enhance Yageo’s global footprint with additional operational scale across North America, Europe and Asia with an increased ability to penetrate attractive, high-growth segments and applications;
•	Drive profitability with meaningful cost synergies and greater efficiencies by leveraging KEMET’s structural transformation that resulted in increased and sustainable margins, as well as an enhanced durability of KEMET’s revenue base;
•	Enable Yageo to leverage KEMET’s presence and success in Japan through the consolidation synergy of KEMET and TOKIN;
•	Increase Yageo’s presence providing advanced products to the automotive electronics, 5G networking and communications, robotics and automation and industrial segments, including power supply; and
•	Scale KEMET’s business in Greater China and ASEAN region through Yageo’s regional presence and sales channels

Financing, Timing and Approvals

The transaction is not subject to a financing contingency. Yageo intends to fund the transaction with a combination of cash on hand and committed financing.

The transaction, which is expected to close in the second half of 2020, is subject to customary closing conditions and the receipt of required regulatory approvals.

Following close of the transaction, KEMET will become a wholly owned subsidiary of Yageo and KEMET’s common stock will no longer be listed on any public market.

Advisors

Citi is serving as financial advisor to Yageo, and Simpson Thacher & Bartlett LLP and Tsar & Tsai Law Firm in Taiwan served as legal advisors. Goldman Sachs & Co. LLC is serving as financial advisor to KEMET and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor.

[1]	Yageo: For the last 12 months as of September 2019 - $1.56 billion
KEMET: For the last 12 months as of September 2019 - $1.38 billion

Yageo To Acquire KEMET

November 11, 2019

Conference Call and Webcast

KEMET will host a conference call and webcast tomorrow, November 12, 2019, at 8:00 a.m. EST to discuss the transaction and results for the second quarter ended September 30, 2019.

To access the call via telephone, participants in the United States should dial 1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference "KEMET Corporation" and Conference ID #9085025. Participants can view a corresponding presentation from the KEMET website at www.KEMET.com by clicking on the conference call link in the Investor Relations section of the website. The presentation will be available immediately prior to the beginning of the call. Following management’s comments, there will be an opportunity for questions.

In conjunction with the conference call, there will be a simultaneous live broadcast over the internet that can be accessed at http://ir.KEMET.com. A replay of the conference call will be available until midnight, November 25, 2019, through the same link.

About Yageo

Yageo’s common stock is listed on the Taiwan Stock Exchange under the ticker symbol “2327” (TAIEX: 2327 TW). Yageo is a leading global electronic component company with capabilities on a global scale, including production and sales facilities in Asia, Europe and the Americas. The company provides one-stop-shopping, offering its complete product portfolio of resistors, capacitors, wireless and circuit protection components to meet the diverse requirements of customers. Additional information about Yageo can be found at http://www.yageo.com.

About KEMET

KEMET’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE: KEM). At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company. KEMET offers our customers the broadest selection of capacitor technologies in the industry, along with an expanding range of sensors, actuators and electromagnetic compatibility solutions. KEMET operates manufacturing facilities, sales and distribution centers around the world. Additional information about KEMET can be found at http://www.KEMET.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which KEMET operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates” or other similar expressions and future or conditional verbs such as “will,” “should,” “would,” and “could” are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

This communication includes forward-looking statements relating to the proposed transaction between KEMET and Yageo, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, the combined company’s plans, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of KEMET and Yageo and are subject to significant risks and uncertainties outside of our control. Actual results could differ materially based on factors including, but not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the risk that KEMET stockholders may not approve the proposed transaction; (iii) the risk that Yageo stockholders may not approve the proposed transaction (if approval by Yageo’s stockholders is required by law); (iv) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; (v) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (vi) uncertainty as to the timing of completion of the proposed transaction; (vii) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (viii) potential litigation relating to the proposed transaction that could be instituted against KEMET, Yageo or their respective directors and officers, including the effects of any outcomes related thereto; or (ix) possible disruptions from the proposed transaction that could harm KEMET’s or Yageo’s business, including current plans and operations.

Yageo To Acquire KEMET

November 11, 2019

Discussions of additional risks and uncertainties are contained in KEMET’s filings with the United States Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. KEMET and Yageo undertake no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, KEMET will file with the SEC a proxy statement (and related white proxy card) on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This press release is not a substitute for the proxy statement or any other document which KEMET may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF KEMET ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by KEMET through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of KEMET.

Participants in the Solicitation

KEMET and its directors and executive officers may be deemed to be participants in the solicitation of proxies from KEMET’s stockholders in connection with the proposed transaction. Information regarding KEMET’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in KEMET’s 2019 annual proxy statement filed with the SEC on June 18, 2019, and in the related amendment filed on July 1, 2019. A more complete description will be available in the proxy statement on Schedule 14A to be filed regarding the proposed transaction. These documents can be obtained free of charge from the sources indicated above.